SUBADVISORY AGREEMENT

         The Agreement made as of the 1st day of March, 2006, by and between RiverSource Investments, LLC, a Minnesota limited liability company (formerly American Express Financial Corporation) ("Investment Manager"), and Davis Selected Advisers, L.P., a Colorado limited partnership ("Subadvisor").

                                    RECITALS

         WHEREAS, The Fund listed in Schedule A (the "Fund") is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Investment Manager originally entered into an Investment Management Services Agreement with the Fund dated May 10, 2001, pursuant to which Investment Manager provided investment advisory services to the Fund;

         WHEREAS, Shareholders of the Fund recently approved a new Investment Management Services Agreement with Investment Manager with the Fund (the "Advisory Agreement") pursuant to which Investment Manager provides investment advisory services to the Fund;

         WHEREAS, Shareholders approved the Subadvisory Agreement between Investment Manager and Subadvisor; and

         WHEREAS, Investment Manager desires to retain Subadvisor to provide investment advisory services to the Fund, and Subadvisor is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.       Subadvisor's Duties.

         (a) Portfolio Management. Subject to supervision by Investment Manager and the Fund's Board of Directors (the "Board"), Subadvisor shall manage the investment operations and the composition of that portion of assets of the Fund which is allocated to Subadvisor from time to time by Investment Manager (which portion may include any or all of the Fund's assets), including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions, and subject to the following understandings:

                  (i) Investment Decisions. Subadvisor shall determine from time to time what investments and securities will be purchased, retained, or sold by the Fund, and what portion of such assets will be invested or held uninvested as cash.

                  (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadvisor shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of Investment Manager and of the Board; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement.

                  (iii)    Portfolio Transactions.

                           (A) Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadvisor shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadvisor) selected by Subadvisor; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's Prospectus and SAI, or approved by the Fund's Board; conform with federal securities laws; and be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, Subadvisor may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadvisor's other clients may be a party.

                           (B) Aggregation of Trades. On occasions when Subadvisor deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Subadvisor, Subadvisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadvisor in the manner Subadvisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

                  (iv) Records and Reports. Subadvisor shall maintain such books and records required under the 1940 Act as shall be agreed upon from time to time in writing by the parties hereto, shall render to the Fund's Board such periodic and special reports as the Board of the Fund or Investment Manager may reasonably request, and shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadvisor's performance under this Agreement at reasonable times and upon reasonable advance written notice.

                  (v) Transaction Reports. Subadvisor shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide Investment Manager with such information upon Investment Manager's request.

         (b) Subadvisor's Partners, Officers, and Employees. Subadvisor shall authorize and permit any of its partners, officers, and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by Subadvisor under this Agreement may be furnished through any such partners, officers, or employees.

         (c) Maintenance of Records. Subadvisor shall timely furnish to Investment Manager all information relating to Subadvisor's services hereunder which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadvisor agrees that all records which it maintains for the Fund are the property of the Fund and Subadvisor will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadvisor may retain a copy of such records. Subadvisor further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

         (d) Fidelity Bond and Code of Ethics. Subadvisor will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadvisor is maintaining
                  (i) adequate fidelity bond insurance, and (ii) an appropriate Code of Ethics and related reporting procedures.

2. Investment Manager's Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadvisor's performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadvisor as provided in paragraph 1(a) hereof.

3. Documents Provided to Subadvisor. Investment Manager has delivered or will deliver to Subadvisor current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will deliver to it all future amendments and supplements, if any.

4. Compensation of Subadvisor. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadvisor, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, from the Fund's assets at the annual rates as a percentage of the Fund's average daily net assets set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

5. Liability of Subadvisor. Subadvisor agrees to perform faithfully the services required to be rendered to the Fund under this Agreement, but nothing herein contained shall make Subadvisor or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, Directors, or shareholders, or any other person on account of the services which Subadvisor may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadvisor against liability to the Fund or to any of its shareholders, to which Subadvisor would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadvisor from any liabilities which it may have under the 1933 Act or the 1940 Act.

6. Representations of Subadvisor. Subadvisor represents and warrants as follows:

         (a) Subadvisor (i) is registered as an investment advisor under the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to met for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Advisor of the occurrence of any event that would disqualify Subadvisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

         (b) Subadvisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Advisor with a copy of the code of ethics, together with evidence of its adoption. Within 45 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadvisor shall certify to Advisor that Subadvisor has complied with the requirements of Rule 17j-1 during the previous year and that has been no material violation of Subadvisor's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Advisor, Subadvisor shall permit Advisor, its employees, or its agents to examine the reports required to be made to Subadvisor by Rule 17j-1(c)(1) and all other records relevant to Subadvisor's code of ethics.

         (c) Subadvisor has provided Advisor with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and promptly will furnish a copy of all amendments to Advisor at least annually.

         (d) Subadvisor will promptly notify Advisor of any changes in the controlling general partner or partners, in the key personnel who are either the portfolio manager(s) responsible for the Fund or senior management of Subadvisor, or if there is otherwise an actual change in control or management of Subadvisor.

         (e) Subadvisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or Advisor, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Advisor.

7.       Liability and Indemnification.

         (a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadvisor, any of its affiliates and any of the officers, directors, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Investment Manager or the Fund as a result of any error of judgment or mistake of law by Subadvisor with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadvisor for, and Subadvisor shall indemnify and hold harmless the Fund, Investment Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940
                  Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "Investment Manager Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadvisor in the performance of any of its duties or obligations hereunder;
                  (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Subadvisor which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Investment Manager or the Fund by the Subadvisor Indemnitees (as defined below) for use therein; or
                  (iii) any violation of federal or state statutes or regulations by Subadvisor. It is further understood and agreed that Subadvisor may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which Investment Manager may have under any securities laws.

         (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadvisor as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadvisor, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadvisor Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadvisor Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Investment Manager in the performance of any of its duties or obligations hereunder;
                  (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to Investment Manager or the Fund by a Subadvisor Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund.

         (c) After receipt by Investment Manager or Subadvisor, its affiliates, or any partner, officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.       Duration and Termination.

         (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Fund's directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Fund's Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

         (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund's Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to Subadvisor. This Agreement may also be terminated, without the payment of any penalty, by Advisor
                  (i) upon 60 days' written notice to Subadvisor; (ii) upon material breach by Subadvisor of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Advisor, Subadvisor becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadvisor or other circumstances that could adversely affect the Fund. Subadvisor may terminate this Agreement at any time, without payment of any penalty, on 60 days' written notice to Advisor. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

9. Subadvisor's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of any of Subadvisor's partners, officers, or employees who may also be a director, officer, or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadvisor's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

10. References to Subadvisor. During the term of this Agreement, Investment Manager agrees to furnish to Subadvisor at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadvisor or its clients in any way, prior to use thereof and not to use such material if Subadvisor reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadvisor hereunder by first-class or overnight mail, facsimile transmission, or hand delivery.

11. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  Subadvisor:

                           Chief Operating Officer
                           Davis Selected Advisers, L.P.
                           2949 East Elvira Road, Suite 101
                           Tucson, AZ 85706
                           Fax:

                  INVESTMENT MANAGER:

                           Amy K. Johnson
                           Vice President, Funds Operations and Compliance Ameriprise Financial
                           1767 Ameriprise Financial Center
                           Minneapolis, MN  55474
                           Fax:  612-671-7039

                           with a copy to:

                           Christopher O. Petersen
                           Counsel
                           Ameriprise Financial
                           50606 Ameriprise Financial Center
                           Minneapolis, MN 55474
                           Tel:   612-671-4321
                           Fax:   612-671-3767


12. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Fund's Board and the Fund's shareholders to the extent required by the 1940 Act.

13. Assignment. No assignment (as defined in the 1940 Act) shall be made by Advisor without the prior written consent of the Fund and Investment Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Advisor except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


RIVERSOURCE INVESTMENTS, LLC                DAVIS SELECTED ADVISERS, L.P.



By:  /s/  Paula R. Meyer                    By:  /s/  Thomas Tays
     -------------------                         -------------------
            Signature                                   Signature

          Paula R. Meyer                               Thomas Tays
          Senior Vice President                        Vice President

                              SUBADVISORY AGREEMENT

                                   SCHEDULE A

RIVERSOURCE FUNDAMENTAL VALUE FUND

         Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:


         Average Daily Net Assets*                        Rate

         First $100 million                               0.45bp
         $100 million-$500 million                        0.40bp
         $500 million-$1 billion                          0.30bp
         Over $1 billion                                  0.25bp




Dated:   March 1, 2006
----------------------
*Applies to average daily net assets that are subject to the Subadvisor's investment discretion.